Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Sara Miller (314-694-5824)
Analysts: Laura Meyer (314-694-8148)
MONSANTO DELIVERS SECOND QUARTER FINANCIAL RESULTS WITHIN GUIDANCE; PROGRESS ACROSS KEY GROWTH DRIVERS SETS UP FOUNDATION FOR STRONG GROWTH BEGINNING IN FY17

•	FY16 as-reported EPS guidance improves to $3.72 to $4.48; reconfirms ongoing EPS and free cash flow

•	Monsanto delivers on balanced capital allocation commitments in FY16 with closure of $3B ASR

•
With strong grower demand for new solutions, Intacta RR2 PRO™ soybeans continue to track to 35 million acres across South America in FY16; Roundup Ready 2 Xtend™ varieties positioned for three million U.S. soybean acres and an expected two million U.S. acres of Bollgard II® XtendFlex™ cotton in FY16

•	Key variables and growth drivers reinforce outlook and opportunity for a baseline mid-teens compounded annual growth rate in EPS from the mid-point of company’s FY16 outlook through FY19

•	Innovation continues to differentiate Monsanto and company uniquely positioned to remain the partner of choice in cutting-edge solutions
ST. LOUIS, April 6, 2016 - Monsanto Company (NYSE: MON) today announced second quarter 2016 results in line with expectations as the company continues to make progress on several key milestones related to its long-term growth drivers despite the near-term challenging agricultural environment. The company continues to execute on key initiatives within its core business, led by new global corn hybrid portfolio introductions, significant Intacta RR2 PRO™ soybean adoption, launch of its new Roundup Ready 2 Xtend™ varieties and continued progress within its digital agriculture platform with a series of extended partnerships. The company also remains disciplined in the optimization of its spend and targeted capital structure with the recent completion of its $3 billion accelerated share repurchase (ASR) agreements. The company noted its estimate for fiscal year 2016 as-reported EPS improved, while ongoing EPS and free cash flow remain in the ranges of its recently revised guidance.

	Second Quarter		Six Months
($ in millions, except per share amounts)	2016	2015	2016	2015
Net Sales by Segment
Corn seed and traits	$2,687	$2,912	$3,432	$3,840
Soybean seed and traits	782	883	1,220	1,279
Cotton seed and traits	37	30	85	113
Vegetable seeds	192	207	330	362
All other crops seeds and traits	119	146	149	205
TOTAL Seeds and Genomics	$3,817	$4,178	$5,216	$5,799

Agricultural productivity	$715	$1,019	$1,535	$2,268
TOTAL Agricultural Productivity	$715	$1,019	$1,535	$2,268

TOTAL Net Sales	$4,532	$5,197	$6,751	$8,067

Gross Profit	$2,598	$3,039	$3,499	$4,450

Operating Expenses	$935	$1,019	$2,108	$2,011
Interest Expense – Net	$86	$64	$195	$141
Other Expense (Income) – Net	$170	$(6)	$195	$9
Net Income Attributable to Monsanto Company	$1,063	$1,425	$810	$1,668

Diluted Earnings per Share	$2.41	$2.92	$1.80	$3.41
Items Affecting Comparability – EPS Impact
Restructuring Charges	0.01	—	0.48	—
Income on Discontinued Operations	(0.01)	(0.02)	(0.04)	(0.05)
Environmental and Litigation Matters	0.01	—	0.01	—
Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$2.42	$2.90	$2.25	$3.36
Effective Tax Rate	25%	28%	21%	28%

	Second Quarter		Six Months
Comparison as a Percent of Net Sales:	2016	2015	2016	2015
Gross profit	57%	58%	52%	55%
Selling, general and administrative expenses	13%	12%	17%	15%
Research and development expenses	8%	7%	10%	10%
Income from continuing operations before income taxes	31%	38%	15%	28%
Net income attributable to Monsanto Company	23%	27%	12%	21%

“We continue to have a strong growth plan, backed by our commitment to delivering value to our customers through the industry’s most-proven integrated pipeline,” said Hugh Grant, chairman and chief executive officer. “Not only does this give us the confidence that we can deliver a baseline EPS CAGR in the mid-teens from the mid-point of our fiscal year 2016 guidance through fiscal year 2019, but it fuels our belief that we can continue to be the innovation engine for the industry and the partner of choice in leading agricultural solutions.”

Results of Operations

Net sales for the fiscal year 2016 second quarter decreased over the prior year’s second quarter to approximately $4.5 billion, with gross profit for the quarter also decreasing over the prior year period to approximately $2.6 billion. For the first six months of fiscal year 2016, net sales were approximately $6.8 billion and gross profit was approximately $3.5 billion.

Selling, general and administrative costs were $586 million and research and development expenses were $340 million for the second quarter of fiscal year 2016.

The company's fiscal year 2016 second quarter EPS was $2.41 on an as-reported basis and $2.42 on an ongoing basis. On an as-reported basis, second quarter 2016 EPS was down 17 percent, while ongoing second quarter 2016 EPS was essentially in line with the prior year period on a currency neutral basis. The positive drivers in the quarter, namely the benefits of the company's reduced share count, Brazil corn pricing, increased Intacta RR2 PRO™ soybean adoption and reduced operating expenses, were offset by glyphosate declines in the Agricultural Productivity segment, increased discounting in the United States in corn and soybeans, lower soybean volumes with the slower start to the U.S. season and expected lower acres, as well as higher corn cost of goods sold resulting from smaller production plans in the prior year.

EPS for the first six months of fiscal year 2016 was $1.80 on an as-reported basis and $2.25 on an ongoing basis. (For a reconciliation of EPS to ongoing EPS and currency neutral ongoing EPS growth to as-reported EPS growth see note 1).

Cash Flow

For the first half of fiscal year 2016, net cash provided by operating activities was a source of approximately $1.4 billion, compared to approximately $1.5 billion the same period last year. Net cash required by investing activities for the first half of fiscal year 2016 was $483 million, compared to $532 million for the same period of fiscal year 2015. Net cash required by financing activities for the first half of 2016 was approximately $3.5 billion, compared to net cash required of $406 million for the same period of fiscal year 2015. Free cash flow was a source of $906 million for the first half of fiscal year 2016, compared to a source of $986 million for the first half of fiscal year 2015. (For a reconciliation of free cash flow, see note 1).

The company remains diligent in its capital allocation approach with the closure of its $3 billion ASR agreements in the second quarter of fiscal year 2016.

Outlook

Monsanto updated its fiscal year 2016 as-reported EPS guidance to be in the range of $3.72 to $4.48 per share, primarily due to a change in the expected timing for the accounting of restructuring expense. The company confirmed ongoing EPS guidance in the range of $4.40 to $5.10 per share. Monsanto’s guidance incorporates the anticipated continuation of several global and industry headwinds, including the expected $0.90 to $1.00 of currency headwinds. (For a reconciliation of EPS to ongoing EPS, see note 1).

The company also reaffirmed its full-year free cash flow projections to be in the range of $1.4 billion to $1.6 billion for fiscal year 2016. The company expects net cash provided by operating activities to be $2.2 billion to $2.6 billion, and net cash required by investing activities to be approximately $800 million to $1 billion for fiscal year 2016. (For a reconciliation of free cash flow, see note 1).

The company continues to expect gross profit growth from its core Seeds and Genomics segment in fiscal year 2016 to be relatively flat with the previous year. Exclusive of currency headwinds of nearly $400 million, seeds and genomics gross profit is estimated to be up single digits, driven primarily by the expected increase in potential licensing deals in the range of more than $300 million to as much as $450 million in fiscal year 2016, increased Intacta RR2 PRO™ soybean adoption and global corn market expansion. With generic glyphosate pricing holding relatively steady, the company continues to expect the Agricultural Productivity segment gross profit to be roughly at the mid-point of the range of $900 million to $1.1 billion of gross profit in fiscal year 2016.

The company continues to expect operating expenses for fiscal year 2016, exclusive of restructuring expense and legacy environmental and litigation matters, to be down slightly versus fiscal year 2015. This expectation is inclusive of new platform spend to support the long-term growth prospects for these opportunities. Other expense, net is expected to increase year-over-year by approximately $180 million due to the Argentine Peso devaluation expense.

Moving beyond the current fiscal year, Monsanto’s outlook is for a baseline mid-teens compounded annual growth rate in its as-reported and ongoing EPS from the mid-point of its fiscal year 2016 guidance through fiscal year 2019. This is expected to be led by the company’s soybean innovation growth drivers, strength and durability of its global corn platform, continued financial discipline, assumed stability in currencies and an improved cost of goods outlook for corn and soybeans.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit(A)
	Second Quarter		Six Months		Second Quarter		Six Months
Seeds and Genomics	2016	2015	2016	2015	2016	2015	2016	2015
Corn seed and traits	$2,687	$2,912	$3,432	$3,840	$1,721	$1,877	$2,087	$2,402
Soybean seed and traits	782	883	1,220	1,279	527	608	829	885
Cotton seed and traits	37	30	85	113	18	20	43	78
Vegetable seeds	192	207	330	362	96	94	136	158
All other crops seeds and traits	119	146	149	205	66	78	61	95
TOTAL Seeds and Genomics	$3,817	$4,178	$5,216	$5,799	$2,428	$2,677	$3,156	$3,618
(A) For the six months ended Feb. 29, 2016, seeds and genomics gross profit includes a pretax restructuring charge totaling $52 million related to certain asset impairment charges, primarily in the corn business, which is included in cost of goods sold.

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Seeds and Genomics	2016	2015	2016	2015
EBIT (For a reconciliation of EBIT, see note 1.)	$1,497	$1,822	$1,164	$1,865
Unusual Items Affecting EBIT:
Restructuring Charges	(9)	—	(298)	—

The Seeds and Genomics segment consists of the global seeds and related traits business, biotechnology platforms and digital agriculture.

Net sales for Monsanto's Seeds and Genomics segment in the first half of fiscal 2016 were approximately $5.2 billion, with sales for the segment in the second quarter of fiscal year 2016 reaching approximately $3.8 billion.

In soybeans, Monsanto continues to build on the strong grower adoption of Intacta RR2 PRO™ soybeans in South America as the company remains on track to reach 35 million acres in fiscal year 2016. The company also has seen strong grower interest for its Roundup Ready 2 Xtend™ soybeans and is pleased with the recent announcement of the U.S. Environmental Protection Agency's open comment period regarding the in-crop use of dicamba herbicide. Monsanto still awaits the final EU approval of the stacked product, which has experienced unexpected administrative delays after receiving the European Food Safety Authority’s positive opinion last June.  The company continues to be positioned to provide its new Roundup Ready 2 Xtend™ soybeans for three million acres this year as it awaits the final EU approval.

In cotton, Bollgard II® XtendFlex™ is now expected to reach two million acres in just the technology’s second year of commercialization.

Through new hybrid portfolio introductions across key corn growing regions, Monsanto expects to grow corn share in 2016, with germplasm price mix lift expected to be flat in local currency.

•
In the United States, Monsanto’s year one to year three hybrids are tracking at 50 percent to 60 percent of its portfolio, with SmartStax® corn remaining roughly at the same percentage of the portfolio mix as last year. Importantly, the company’s disciplined response to competitor discounting and free seed actions has been effective. The company is on track to hold or grow its leading share position, while maintaining the premium pricing its corn product performance and yield advantage garners.

•
In Brazil, the company has demonstrated discipline in offsetting some of the currency weakness in the market, with 20 percent plus price increases in local currency year-over-year expected. The company grew share in the first season of the year and its VT Triple PRO® product, the first product to offer below ground insect protection in the country, has achieved strong grower interest and adoption.

•
In Argentina, the company’s share remains above 50 percent in a region where acres declined approximately 15 percent to 20 percent versus the prior year. With its strong portfolio and share position, the company is well-positioned to participate in the expected growth in area planted in the upcoming season.

•	Finally, across Europe and South Africa, the company also expects to hold or grow share in a region of declining corn acres.

Monsanto continues to expect the Climate FieldView™ platform to expand to more than 90 million acres in 2016 with more than 12 million of these acres using its premium offerings. Climate recently announced data connectivity agreements with several agronomic and retailer software systems as well as the John Deere Operations Center, enabling farmers and their trusted advisors to quickly and easily transfer certain field data between these systems and the Climate FieldView™ platform. These agreements connect the Climate FieldView™ platform to the farm management systems of more than 80 percent of the top retailers across the Corn Belt and the largest U.S. agricultural equipment provider. Improved data connectivity helps farmers maximize the value of their field data, while giving them full control over how their data is used and shared.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit
	Second Quarter		Six Months		Second Quarter		Six Months
	2016	2015	2016	2015	2016	2015	2016	2015
Agricultural productivity	$715	$1,019	$1,535	$2,268	$170	$362	$343	$832
TOTAL Agricultural Productivity	$715	$1,019	$1,535	$2,268	$170	$362	$343	$832

($ in millions)	Earnings Before Interest & Taxes (EBIT)
	Second Quarter		Six Months
Agricultural Productivity	2016	2015	2016	2015
EBIT (For a reconciliation of EBIT, see note 1.)	$7	$221	$66	$605
Unusual Item Affecting EBIT:
Discontinued Operations	4	11	24	37
Restructuring Charges	—	—	(29)	—
Environmental and Litigation Matters	(7)	—	(12)	—
SEC Settlement Matters	4	—	4	—

The Agricultural Productivity segment consists of the crop protection products and lawn-and-garden herbicide products.

Net sales for the Agricultural Productivity segment in the first half of fiscal 2016 were approximately $1.5 billion, with segment sales for the second quarter reaching $715 million.

Monsanto continues to expect Agricultural Productivity segment gross profit to be roughly at the mid-point of the range of $900 million to $1.1 billion in fiscal year 2016 as generic glyphosate pricing holds relatively steady.

Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations, discussion of strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company's website at www.monsanto.com/investors or http://edge.media-server.com/m/p/zhrek3qi/lan/en. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto website for three weeks. Monsanto publishes details on upcoming webcasts on this website in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company’s research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; pursuit of acquisitions or other transactions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the Vine Design, Beyond the Rows, Intacta RR2 PRO, Roundup Ready 2 Xtend, Bollgard II XtendFlex, SmartStax, VT Triple PRO and Fieldview are trademarks of Monsanto Company and its wholly-owned subsidiaries. All other trademarks are the property of their respective owners.

-oOo-

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months Ended		Six Months Ended
	Feb. 29, 2016	Feb. 28, 2015	Feb. 29, 2016	Feb. 28, 2015
Net Sales	$4,532	$5,197	$6,751	$8,067
Cost of goods sold	1,934	2,158	3,252	3,617
Gross Profit	2,598	3,039	3,499	4,450
Operating Expenses:
Selling, general and administrative expenses	586	647	1,129	1,227
Research and development expenses	340	372	704	784
Restructuring charges	9	—	275	—
Total Operating Expenses	935	1,019	2,108	2,011
Income from Operations	1,663	2,020	1,391	2,439
Interest expense	103	92	232	207
Interest income	(17)	(28)	(37)	(66)
Other expense (income), net	170	(6)	195	9
Income from Continuing Operations Before Income Taxes	1,407	1,962	1,001	2,289
Income tax provision	350	550	213	650
Income from Continuing Operations Including Portion Attributable to Noncontrolling Interest	$1,057	$1,412	$788	$1,639
Discontinued Operations:
Income from operations of discontinued business	4	11	24	37
Income tax provision	1	4	9	14
Income from Discontinued Operations	3	7	15	23
Net Income	$1,060	$1,419	$803	$1,662
Less: Net loss attributable to noncontrolling interest	(3)	(6)	(7)	(6)
Net Income Attributable to Monsanto Company	$1,063	$1,425	$810	$1,668

EBIT (see note 1)	$1,504	$2,043	$1,230	$2,470

Basic Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$2.42	$2.93	$1.78	$3.40
Income from discontinued operations	—	0.02	0.03	0.05
Net Income Attributable to Monsanto Company	$2.42	$2.95	$1.81	$3.45

Diluted Earnings per Share Attributable to Monsanto Company:
Income from continuing operations	$2.40	$2.90	$1.76	$3.36
Income from discontinued operations	0.01	0.02	0.04	0.05
Net Income Attributable to Monsanto Company	$2.41	$2.92	$1.80	$3.41

Weighted Average Shares Outstanding:
Basic	438.6	483.4	447.2	483.9
Diluted	441.7	488.1	451.0	488.8

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Financial Position	As of	As of
	Feb. 29, 2016	Aug. 31, 2015
Assets
Current Assets:
Cash and cash equivalents (variable interest entity restricted - 2016: $20 and 2015: $112)	$1,050	$3,701
Short-term investments	12	47
Trade receivables, net (variable interest entity restricted - 2016: $95 and 2015: $0)	1,828	1,636
Miscellaneous receivables	699	803
Deferred tax assets	760	743
Inventory, net	3,704	3,496
Other current assets	430	199
Total Current Assets	8,483	10,625
Property, Plant and Equipment, Net (variable interest entity restricted - 2016: $1 and 2015: $2)	4,892	4,973
Goodwill	3,994	4,061
Other Intangible Assets, Net	1,182	1,332
Noncurrent Deferred Tax Assets	236	277
Long-Term Receivables, Net	35	42
Other Assets	591	610
Total Assets	$19,413	$21,920
Liabilities and Shareowners’ Equity
Current Liabilities:
Short-term debt, including current portion of long-term debt (variable interest entity restricted - 2016: $94 and 2015: $0)	$1,083	$615
Accounts payable (variable interest entity restricted - 2016: $7 and 2015: $6)	635	836
Income taxes payable	273	234
Accrued compensation and benefits (variable interest entity restricted - 2016: $2 and 2015: $2)	190	304
Accrued marketing programs	1,219	1,492
Deferred revenue	1,161	370
Grower production accruals	197	39
Dividends payable	236	254
Customer payable	19	72
Restructuring reserves	243	170
Miscellaneous short-term accruals (variable interest entity restricted - 2016: $9 and 2015: $7)	683	791
Total Current Liabilities	5,939	5,177
Long-Term Debt (variable interest entity restricted - 2016: $0 and 2015: $96)	7,945	8,429
Postretirement Liabilities	335	336
Long-Term Deferred Revenue	44	47
Noncurrent Deferred Tax Liabilities	352	340
Long-Term Portion of Environmental and Litigation Liabilities	192	194
Long-Term Restructuring Reserves	122	47
Other Liabilities	333	345
Monsanto Shareowners’ Equity	4,152	6,990
Noncontrolling Interest	(1)	15
Total Shareowners’ Equity	4,151	7,005
Total Liabilities and Shareowners’ Equity	$19,413	$21,920

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	Six Months Ended
	Feb. 29, 2016	Feb. 28, 2015
Operating Activities:
Net Income	$803	$1,662
Adjustments to reconcile cash provided by operating activities:
Items that did not require (provide) cash:
Depreciation and amortization	364	362
Bad-debt expense	25	31
Stock-based compensation expense	69	61
Excess tax benefits from stock-based compensation	(8)	(33)
Deferred income taxes	(1)	(74)
Restructuring impairments	104	—
Equity affiliate expense, net	3	5
Net gain on sale of a business or other assets	—	(2)
Other items	88	69
Changes in assets and liabilities that (required) provided cash, net of acquisitions:
Trade receivables, net	(275)	(482)
Inventory, net	(384)	(697)
Deferred revenue	813	657
Accounts payable and other accrued liabilities	(334)	188
Restructuring, net	152	—
Pension contributions	(13)	(18)
Other items	(17)	(211)
Net Cash Provided by Operating Activities	1,389	1,518
Cash Flows Provided (Required) by Investing Activities:
Maturities of short-term investments	35	40
Capital expenditures	(489)	(511)
Acquisition of businesses, net of cash acquired	—	(8)
Purchases of long-term debt and equity securities	—	(30)
Technology and other investments	(33)	(26)
Other proceeds	4	3
Net Cash Required by Investing Activities	(483)	(532)
Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	203	145
Short-term debt proceeds	4	15
Short-term debt reductions	(231)	(36)
Long-term debt proceeds	9	368
Long-term debt reductions	(4)	(5)
Debt issuance costs	—	(4)
Treasury stock purchases	(3,001)	(492)
Stock option exercises	23	94
Excess tax benefits from stock-based compensation	8	33
Tax withholding on restricted stock and restricted stock units	(21)	(29)
Dividend payments	(491)	(475)
Payments to noncontrolling interests	(1)	(20)
Net Cash Required by Financing Activities	(3,502)	(406)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(55)	(215)
Net (Decrease) Increase in Cash and Cash Equivalents	(2,651)	365
Cash and Cash Equivalents at Beginning of Period	3,701	2,367
Cash and Cash Equivalents at End of Period	$1,050	$2,732

Monsanto Company
Non-GAAP Financial Information
(Dollars in millions, except per share amounts)
Unaudited

1.
This press release uses the non-GAAP financial measures of gross profit, operating expenses, net (loss) income attributable to Monsanto Company, diluted earnings per share (EPS) and currency neutral EPS growth, each on an ongoing basis (collectively, “Ongoing Financial Measures”), and EBIT and free cash flow.  These measures are intended to supplement investor’s understanding of our operating performance and liquidity. They are different from and not intended to replace gross profit, operating expenses, net income (loss) attributable to Monsanto Company, diluted EPS, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may not be comparable to similar measures used by other companies.

Our Ongoing Financial Measures exclude certain items that we do not consider part of ongoing operations. We believe that our Ongoing Financial Measures presented with these adjustments are useful to investors as they best reflect our ongoing performance and business operations during the periods presented and are also useful to investors for comparative purposes.  In addition, management uses the Ongoing Financial Measures as a guide in its budgeting and long-range planning processes, and the ongoing EPS financial measure is used as a guide in determining incentive compensation.

Ongoing currency neutral EPS growth is used to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period. This is done by translating the ongoing current year period results using the comparable prior period currency exchange rates used to translate the Company's financial statements in the comparable prior year period.  Ongoing currency neutral EPS growth is estimated using the effective tax rate for the local jurisdictions and the related currency changes. We believe that ongoing currency neutral EPS growth is useful to investors to evaluate our performance on a currency neutral basis and for comparative purposes. In addition, management evaluates the operating performance of our company and our international subsidiaries on an ongoing currency neutral basis and uses it as a guide in its budgeting and long-range planning processes.

EBIT is defined as earnings (loss) before interest and taxes. EBIT is an operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by management to determine resource allocations within the company.

We define free cash flow as the total of cash flows from operating activities and investing activities. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used as one of the performance measures in determining incentive compensation.

The following tables reconcile those measures to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of GAAP As Reported to Selected Non-GAAP Financial Measures:

	Three Months Ended
	Feb. 29, 2016
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$4,532	$—	$4,532
Gross Profit	2,598	—	2,598
Operating Expenses(B)	935	(12)	923
Net Income Attributable to Monsanto Company	1,063	5	1,068
Diluted Earnings per Share	2.41	0.01	2.42

	Six Months Ended
	Feb. 29, 2016
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$6,751	$—	$6,751
Gross Profit	3,499	52	3,551
Operating Expenses(B)	2,108	(283)	1,825
Net Income Attributable to Monsanto Company	810	206	1,016
Diluted Earnings per Share	1.80	0.45	2.25
(A) In the three months and six months ended Feb. 29, 2016, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of restructuring charges, environmental and litigation matters, SEC settlement matters and income on discontinued operations. See separate reconciliations of each measure below.

•
Fiscal second quarter 2016 included a pretax restructuring charge totaling $9 million, or $0.01 share (after-tax), of which $5 million related to certain asset impairment charges and $4 million related to various other operating charges and is included in restructuring charges. The six months ended Feb. 29, 2016 included a pretax restructuring charge totaling $327 million, or $0.48 share (after-tax), of which $104 million related to certain asset impairment charges and $223 million related to various other operating charges. For the six months ended Feb. 29, 2016, expenses of $52 million and $275 million are included in cost of goods sold and restructuring charges, respectively.

•
Fiscal second quarter 2016 included pretax charges of $7 million, or $0.01 (after-tax), in selling, general and administrative expenses for legacy litigation matters arising under indemnities from the 2000 Pharmacia Separation Agreement. The six months ended Feb. 29, 2016 included pretax charges of $12 million, or $0.01 (after-tax), in selling, general and administrative expenses for legacy litigation matters.

•
Fiscal second quarter 2016 and the six months ended Feb. 29, 2016, included pretax income of $4 million in selling, general and administrative expenses in connection with the previously disclosed SEC action. This income had less than a $0.01 effect on diluted earnings per share.

•
The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. Fiscal second quarter 2016 income on discontinued operations was $4 million (pretax), or $0.01 (after-tax). The six months ended Feb. 29, 2016 included income on discontinued operations of $24 million (pretax), or $0.04 share (after-tax).

(B)Operating expenses include selling, general and administrative expenses, research and development expenses, and restructuring charges.

	Three Months Ended
	Feb. 28, 2015
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$5,197	$—	$5,197
Gross Profit	3,039	—	3,039
Operating Expenses(B)	1,019	—	1,019
Net Income Attributable to Monsanto Company	1,425	(7)	1,418
Diluted Earnings per Share	2.92	(0.02)	2.90

	Six Months Ended
	Feb. 28, 2015
	GAAP As Reported	Adjustments(A)	Ongoing Basis
Net Sales	$8,067	$—	$8,067
Gross Profit	4,450	—	4,450
Operating Expense(B)	2,011	—	2,011
Net Income Attributable to Monsanto Company	1,668	(23)	1,645
Diluted Earnings per Share	3.41	(0.05)	3.36
(A) In the three months and six months ended Feb. 28, 2015, select GAAP measures have been adjusted to an ongoing basis by eliminating the impact of income on discontinued operations. The company reports annual earn-out payments received as a result of the 2008 divestment of the Dairy Business as discontinued operations. Fiscal second quarter 2015 income on discontinued operations was $11 million (pretax), or $0.02 share (after-tax). The six months ended Feb. 28, 2015 included income on discontinued operations of $37 million (pretax), or $0.05 share (after-tax). See separate reconciliations of net income attributable to Monsanto Company and diluted EPS below.
(B)Operating expenses include selling, general and administrative and research and development expenses.

Reconciliation of EBIT to Net Income: EBIT is defined as earnings before interest and taxes. Earnings is intended to mean net income attributable to Monsanto Company as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income attributable to Monsanto Company.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 29, 2016	Feb. 28, 2015	Feb. 29, 2016	Feb. 28, 2015
EBIT – Seeds and Genomics Segment	$1,497	$1,822	$1,164	$1,865
EBIT – Agricultural Productivity Segment	7	221	66	605
EBIT– Total	1,504	2,043	1,230	2,470
Interest Expense – Net	86	64	195	141
Income Tax Provision(A)	355	554	225	661
Net Income Attributable to Monsanto Company	$1,063	$1,425	$810	$1,668
(A) Includes the income tax provision from continuing operations, the income tax benefit on noncontrolling interest, and the income tax provision on discontinued operations.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2016	Three Months Ended		Six Months Ended
	Guidance	Feb. 29, 2016	Feb. 28, 2015	Feb. 29, 2016	Feb. 28, 2015
Diluted Earnings per Share	$3.72-$4.48	$2.41	$2.92	$1.80	$3.41
Restructuring Charges	$0.65-$0.71	0.01	—	0.48	—
Income from Discontinued Operations	($0.04)	(0.01)	(0.02)	(0.04)	(0.05)
Environmental and Litigation Matters	$0.01	0.01	—	0.01	—
SEC Settlement Matters	—	—	—	—	—
Diluted Earnings per Share from Ongoing Business	$4.40-$5.10	$2.42	$2.90	$2.25	$3.36

Reconciliation of As-Reported and Ongoing EPS CAGR: No separate reconciliation of as-reported and ongoing EPS CAGR for the period from the end of fiscal year 2016 to fiscal year 2019 is included because a reconciliation of as-reported and ongoing EPS guidance for fiscal year 2016 is provided above and no reconciling items are expected in fiscal year 2019.

Reconciliation of Ongoing Gross Profit to Gross Profit:  Ongoing gross profit is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 29, 2016	Feb. 28, 2015	Feb. 29, 2016	Feb. 28, 2015
Gross Profit – Seeds and Genomics Segment	$2,428	$2,677	$3,156	$3,618
Gross Profit – Agricultural Productivity Segment	170	362	343	832
Gross Profit– Total	2,598	3,039	3,499	4,450
Restructuring Charges	—	—	52	—
Ongoing Gross Profit	$2,598	$3,039	$3,551	$4,450

Reconciliation of Ongoing Operating Expenses to Operating Expenses:  Ongoing operating expenses is calculated excluding certain pre-tax items which Monsanto does not consider part of ongoing operations.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 29, 2016	Feb. 28, 2015	Feb. 29, 2016	Feb. 28, 2015
Ongoing Operating Expenses	$923	$1,019	$1,825	$2,011
Restructuring Charges	9	—	275	—
Environmental and Litigation Matters	7	—	12
SEC Settlement Matters	(4)	—	(4)	—
Operating Expenses	$935	$1,019	$2,108	$2,011

Reconciliation of Ongoing Net (Loss) Income Attributable to Monsanto Company to Net Income Attributable to Monsanto Company:  Ongoing net (loss) income attributable to Monsanto Company is defined as net (loss) income attributable to Monsanto Company excluding the cumulative after-tax impact of certain items we do not consider part of ongoing operations.

	Three Months Ended		Six Months Ended
(in millions)	Feb. 29, 2016	Feb. 28, 2015	Feb. 29, 2016	Feb. 28, 2015
Ongoing Net Income Attributable to Monsanto Company	$1,068	$1,418	$1,016	$1,645
Restructuring Charges	(9)	—	(327)	—
Environmental and Litigation Matters	(7)	—	(12)	—
SEC Settlement Matters	4	—	4	—
Income Tax Benefit	4	—	114	—
Income on Discontinued Operations, Net of Tax	3	7	15	23
Net Income Attributable to Monsanto Company	$1,063	$1,425	$810	$1,668

Reconciliation of EPS growth to Ongoing EPS growth and to Ongoing EPS growth on a currency neutral basis: Ongoing EPS growth is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. Ongoing EPS growth on a currency neutral basis is calculated by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period. The currency neutral estimates for ongoing earnings per share were calculated using the estimated effective tax rate for the local jurisdictions and the related currency changes.

Three Months Ended
(% Change)	Feb. 29, 2016 vs. Feb 28, 2015
Diluted Earnings (Loss) per Share	(17)%
Restructuring Charges	—%
Environmental and Litigation Matters	—%
Income on Discontinued Operations, Net of Tax	—%
Total Adjustments to Ongoing	—%
Diluted Earnings (Loss) per Share from Ongoing Business	(17)%
Currency Impact(A)	16%
Currency Neutral Diluted Earnings per Share from Ongoing Business	(1)%
(A) Adjustments to diluted EPS are shown net of income tax benefit.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2016 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2016	Six Months Ended
	Guidance	Feb. 29, 2016	Feb. 28, 2015
Net Cash Provided by Operating Activities	$2,200-2,600	$1,389	$1,518
Net Cash Required by Investing Activities	(800)-(1,000)	(483)	(532)
Free Cash Flow	$1,400-1,600	906	986
Net Cash Required by Financing Activities	N/A	(3,502)	(406)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	(55)	(215)
Net (Decrease) Increase in Cash and Cash Equivalents	N/A	(2,651)	365
Cash and Cash Equivalents at Beginning of Period	N/A	3,701	2,367
Cash and Cash Equivalents at End of Period	N/A	$1,050	$2,732